Exhibit 99.1

WEST HARTFORD, Conn. — February 9, 2015, Colt Defense LLC (“Colt”) announced today that it has entered into a new senior secured term loan facility with Cortland Capital Market Services LLC, as agent, and certain lender parties thereto (the “Cortland Facility”).  The Cortland Facility provides for a term loan of $33 million, which includes the arrangement of certain cash collateralized letters of credit in an aggregate face amount of up to $7 million, of which approximately $5 million will be used in connection with the termination of Colt’s existing revolving credit agreement.  Proceeds from the Cortland Facility will be used to repay all amounts outstanding under Colt’s existing revolving credit agreement and terminate such revolving credit agreement, for cash collateral for certain letters of credit, to pay fees incurred in connection with the consummation of the Cortland Facility and the termination of the existing revolving credit agreement, for additional liquidity and for general working capital purposes.  The Cortland Facility provides for the accrual of interest at a fixed rate of 10% per annum and matures August 15, 2018.  The lenders under Colt’s existing term loan agreement dated as of November 17, 2014 (the “Term Loan Agreement”) have also agreed to amendments to the Term Loan Agreement necessary for Colt to enter into the Cortland Facility.

About Colt Defense LLC

Colt is one of the world’s oldest and most renowned designers, developers and manufacturers of firearms for military, personal defense and recreational purposes. Our founder, Samuel Colt, patented the first commercially successful revolving cylinder firearm in 1836 and, in 1847, began supplying U.S. and international military customers with firearms that have set the standards of their era. The “Colt” name and trademarks stand for quality, reliability, accuracy and the assurance of customer satisfaction. Our brand and global footprint position us for long-term growth in a world market that offers continued opportunities in all of our sales channels: military, law enforcement and commercial. We operate from facilities located in West Hartford, Connecticut and Kitchener, Ontario, Canada. More information on Colt Defense LLC is available at www.colt.com and www.coltcanada.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Any statements about the Company’s expectations, beliefs, plans, objectives, assumptions or future events or Company’s future financial performance and/or operating performance are not statements of historical fact and reflect only the Company’s current expectations regarding these matters. These statements are often, but not always, made through the use of words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “predict,” “potential,” “estimate,” “plan” or variations of these words or similar expressions. These statements inherently involve a wide range of known and unknown uncertainties.  The Company’s actual actions and results may differ materially from what is expressed or implied by these statements. Factors that could cause such a difference include, but are not limited to, those set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, which was filed with the Securities and Exchange Commission on September 15, 2014, as updated by the Company’s Quarterly Report on Form 10-Q/A for the quarter ended September 28, 2014, which was filed with the Securities and Exchange Commission on December 2, 2014. Given these factors, you should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance nor use historical trends to anticipate results or trends in future periods. The Company expressly disclaims any obligation or intention to provide updates to the forward-looking statements and estimates and assumptions associated with them.

Contact

Colt Defense LLC

Sheri Miller

1-860-236-6311 x1505